Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Vinci Partners Investments Ltd. 2024 Stock Option Plan

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Class A Common Share	Class A Common Shares, par value US$0.00005 per share	Rule 457(c) and Rule 457(h)	1,274,000	$11.04(2)	$14,064,960	0.0001476	$2,075.99
Total Offering Amounts					$14,064,960		$2,075.99
Total Fee Offsets(3)							-
Net Fee Due							$2,075.99

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 1,274,000 Class A common shares, par value US$0.00005 per share (“Class A Common Shares”) of Vinci Partners Investments Ltd. (the “Company” or “Registrant”) authorized for issuance under the Vinci Partners Investments Ltd. 2024 Stock Option Plan (the “2024 Plan”), and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Class A Common Shares that may become issuable under the Plans by reason of any stock dividend, stock split, or other similar transaction.

(2)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for outstanding stock option awards of $11.04 per share (rounded up to the nearest cent) as of the date of this Registration Statement. This per share exercise price is based on the average price of the nine trading days prior to the approval of the 2024 Plan by the board of directors of the Company, as set forth in the 2024 Plan.

(3)	There are no fee offsets.